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                                  Exhibit 99.3

[LOGO OF TERRA INDUSTRIES]

                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com

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                                      NEWS

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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

             Jury finds against Terra; orders $10 million in damages

Sioux City, Iowa (January 29, 2003)--Terra Industries Inc. (NYSE symbol: TRA) announced today that on January 29, 2003, a jury in Phoenix, Arizona awarded Jerry Workman $10.1 million in damages in a lawsuit against Terra International, Inc., a Terra Industries Inc. subsidiary.

Mr. Workman's lawsuit, brought in the Superior Court of Arizona, Maricopa County, sought damages in connection with Terra's 1997 contract to purchase his business, Workman Ag Consultants, which included a crop production software program developed by Mr. Workman. Mr. Workman alleged against Terra a breach of the implied covenant of good faith and fair dealing, and fraud. Terra divested its distribution business in 1999. Terra plans to appeal the verdict.

Terra will record the effects of this verdict in its December 31, 2002, financial statements. Consequently, its earnings release scheduled for January 30, 2003, will be postponed until January 31, 2003.

Terra Industries Inc., with 2001 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

Information contained in this news release, other than historical information, may be considered forward looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Results" section of Terra's current annual report.

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Note: Terra Industries' news announcements are also available on its web site,
      www.terraindustries.com.